                                                           Exhibit No. 99(d)

                                  [LETTERHEAD]

MARRIOTT INTERNATIONAL STOCKHOLDERS APPROVE SPINOFF AND MERGER TRANSACTIONS; COMPANY SETS MARCH 27 CLOSING DATE

WASHINGTON, D.C., March 20, 1998 -- Marriott International, Inc. (MAR/NYSE) today reported that its stockholders have approved the company's planned spinoff and merger transactions. Marriott International will spin off to its stockholders, on a tax-free basis, a new company comprised of its lodging, senior living services, and distribution services businesses. This new company will adopt the "Marriott International, Inc." name. Following the spinoff, Marriott's food service and facilities management business (Marriott Management Services) will be merged with the North American operations of Sodexho Alliance. The merged company will be renamed "Sodexho Marriott Services, Inc."

Marriott also announced it has set March 27, 1998 as both the record date and closing date for the spinoff and merger transactions.

"We are very pleased with this endorsement by Marriott stockholders of the company's spinoff and merger plans," said J.W. Marriott, Jr., chairman and chief executive officer of Marriott International. "The transactions approved today will create two strong, well-focused and growth-oriented companies," Mr. Marriott added.

A total of 89.2 million shares, or over 85% of the approximately 104 million shares voting, were voted in favor of the transactions, which represented 71% of the roughly 125 million common shares outstanding. Approval of the transactions required an affirmative vote of at least two-thirds of the outstanding shares.

Mr. Marriott also said, "We listened to our stockholders, including Evelyn Y. Davis, and as previously announced, 'New' Marriott International will submit the dual class common stock proposal to stockholders at our annual meeting on May 20, 1998, at the Crystal Gateway Marriott in Arlington, Virginia."

The annual meeting ballot proposal will provide that, unless the holders of a majority of the outstanding shares approve retention of the dual class structure, the New Marriott board of directors will immediately convert the two classes into a single class of common stock, and thereafter take all steps necessary to remove the dual class provisions from New Marriott's charter. This would result in the conversion of all outstanding shares of New Marriott common stock into Class A common stock on a one-for-one basis. In addition, the board will refrain from issuing additional shares of common stock (having one vote per share) after the spinoff, unless stockholders vote to refrain the dual class structure at the 1998 annual meeting.

                                    (more)

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Mr. Marriott said, "We believe the dual class structure will enhance the ability of New Marriott to pursue growth opportunities and create additional value for stockholders. We will urge our stockholders to vote in favor of retaining the dual class structure at our annual meeting in May."

Following the spinoff and merger transactions, a stockholder of record (as of March 27, 1998) with 100 shares of Marriott International common stock, for example, will own the following: 100 shares of "New" Marriott International common stock; 100 shares of "New" Marriott International Class A common stock; and 25 shares of Sodexho Marriott Services, Inc. common stock (after giving effect to a one-for-four reverse stock split). These new securities are expected to begin trading on a "when issued" basis on the New York Stock Exchange on March 23, 1998, with the following ticker symbols:

                                           "When-Issued"
Security                                   Ticker Symbol
--------                                   -------------
"New Marriott International, Inc.
---------------------------------
Common Stock                                  MAR wi
Class A Common Stock                          MAR-A wi

Sodexho Marriott Service, Inc.
------------------------------
Common Stock                                  SDH wi

"Regular way" trading for the new securities is expected to begin on March 30, 1998.

                                      ###

MARRIOTT INTERNATIONAL, INC. is a leading worldwide hospitality company, with nearly 4,600 operating units in the United States and 53 other countries and territories. Major businesses include hotels operated and franchised under the Marriott, Ritz-Carlton, Courtyard, Residence Inn, Fairfield, TownePlace Suites, Renaissance, New World and Ramada International brands; vacation club (timeshare) resorts; food service and facilities management for clients in business, education, and health care; senior living communities and services; and food service distribution. The company is headquartered in Washington, D.C. and has approximately 195,000 employees. In fiscal year 1997, Marriott International reported total sales of $12.0 billion.

Contact: Tom Marder (301) 380-2553